FOR
IMMEDIATE RELEASE


 MAY 16, 1996





                       PROFESSIONAL SPORTS CARE MANAGEMENT
                AGREES TO BE ACQUIRED BY HEALTHSOUTH CORPORATION


               HARRISON, N.Y. PROFESSIONAL SPORTS CARE MANAGEMENT, INC. (NASDAQ:
PSCM) announced today the signing of a definitive agreement to be acquired by HealthSouth Corporation (NYSE-HRC). The proposed transaction would add 36 outpatient rehabilitation facilities to HEALTHSOUTH's existing national network of over 900 outpatient, surgery and rehabilitative healthcare facilities in 45 states. The value of the transaction is approximately $67 million.

               Russell F. Warren, Jr. President and Chief Executive Officer of PSCM said "I am extremely pleased that PSCM will be joining forces with HealthSouth, one of the premier healthcare companies in the United States today."

               Under the terms of the agreement, which has been approved by the boards of both companies, PSCM stockholders will receive .233 shares of HEALTHSOUTH Common Stock per share of PSCM Common Stock. If HEALTHSOUTH's average stock price were to rise above $38.625 per share during the measuring period, the exchange ratio would be adjusted whereby PSCM's stockholders would receive the equivalent of $9.00 worth of HEALTHSOUTH Common Stock. If HEALTHSOUTH's average stock price were to decline below $31.00 per share during the measuring period, PSCM would have the right to terminate the definitive agreement subject to HEALTHSOUTH's right to propose a revised merger consideration. The transaction, which is subject to approval by the stockholders of PSCM and which does not require a vote of HEALTHSOUTH's stockholders, is expected to be accounted for as a pooling of interests and is intended to be a tax-free reorganization. Members of PSCM's senior management and Board of Directors holding shares aggregating approximately 26.7% on a fully diluted basis of the outstanding PSCM stock have given proxies to HEALTHSOUTH in connection with the transaction. The transaction is subject to various regulatory approvals, including Hart-Scott-Rodino clearance, and to the satisfaction of certain other conditions, and also provides for the payment of a break-up fee to HEALTHSOUTH under certain conditions.

               For more information, contact Russell F. Warren, Jr., President and Chief Executive Officer and Michael P. Neuscheler, Executive Vice President and Chief Financial Officer, at 914-777-2400.